UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	April 15, 2009

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

NexMed, Inc. and its wholly-owned subsidiary NexMed (USA), Inc. (together, the “Company”) entered into a First Amendment (the “Amendment”), dated as of April 15, 2009, to the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of February 3, 2009, by and between NexMed, Inc. and Warner Chilcott Company, Inc., a Puerto Rico corporation (“Warner”).  As previously disclosed by the Company, the Asset Purchase Agreement contemplates the sale by the Company to Warner of the U.S. rights to Vitaros®, the Company’s topically applied alprostadil cream for the treatment of erectile dysfunction (the “Product”).

Among other items, the Amendment provides that from May 15, 2009 through September 15, 2009, the Company will permit certain representatives of Warner access to and use of the Company’s manufacturing facility for the purpose of manufacturing Product, and in connection therewith the Company will provide reasonable technical and other assistance to Warner.  In consideration, Warner will pay to the Company a fee of $50,000 per month, or $200,000 in the aggregate.  The arrangement is subject to extension for successive 30 day periods for additional consideration of $50,000 per month.

The foregoing description is qualified in its entirety by reference to the copy of the Amendment attached hereto as Exhibit 10.1.  The information contained in such exhibit is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

10.1	Amendment to Asset Purchase Agreement, dated as of April 15, 2009, by and among NexMed, Inc.. NexMed (USA), Inc. and Warner Chilcott Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Vivian Liu
Name:	Vivian Liu
Title:	Chief Executive Officer

Date: April 17, 2009